Exhibit 19.1
BRAND ENGAGEMENT NETWORK INC.

INSIDER TRADING POLICY

OVERVIEW

This Insider Trading Policy (this “Policy”) describes the standards of Brand Engagement Network Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees, and their respective immediate family members, of the Company, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company (together with the directors, the “Company Insiders”), (iii) employees of the Company listed on Appendix A hereto that the Company may designate from time to time because of their position, responsibilities or their actual or potential access to material information, and (iv) the respective immediate family members of each of the foregoing (the “Covered Persons”).

One of the purposes of the federal securities laws is to prohibit so-called “insider trading.” Insider trading occurs, among other scenarios, when a person uses material nonpublic information obtained through a relationship of trust or confidence (such as employment with the Company) to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company with the purpose of conferring a benefit on another. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has relationships or may be negotiating transactions.

PART I
1.APPLICABILITY

This Policy applies to all trading or other transactions in (a) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and (b) the securities of certain other companies with whom the Company has a commercial relationship, including through its liquidity and custody and trust administration businesses, or with whom the Company is negotiating transactions or exploring the possibility of establishing a commercial relationship, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities.

1.GENERAL POLICY: NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION
(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. The terms “material” and “nonpublic” are defined in Section 3(a) and (b) below.
(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Section 3(c) below).
(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section 9 below.

1.DEFINITIONS
(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
(i) significant changes in the Company’s prospects;
(ii) significant write-downs in assets or increases in reserves;
(iii) developments regarding litigation, insolvency proceedings of the Company or its affiliates, or government agency investigations and administrative proceedings;
(iv) liquidity problems;
(v) changes in earnings estimates or unusual gains or losses in major operations;
(vi) major changes in the Company’s management or the board of directors;
(vii) changes in dividends;
(viii) extraordinary borrowings;
(ix) major changes in accounting methods or policies;
(x) award or loss of a significant contract;
(xi) cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii) changes in debt ratings;
(xiii) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv) offerings of Company securities other than in the ordinary course of business.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either (x) consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (y) assume that the information is material.
(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second full trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
(i) information available to a select group of analysts or brokers or institutional investors;
(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) trading days).
As with questions of materiality, if you are not sure whether information is considered public, you should either (x) consult with the Compliance Officer or (y) assume that the information is nonpublic and treat it as confidential.
(c) Compliance Officer. The Company has appointed the General Counsel as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i) assisting with implementation and enforcement of this Policy;
(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Section 9 below;
(iv) providing approval of any Rule 10b5-1 plans under Section 7(c) and Section 11 below and any prohibited transactions under Section 10 below; and
(v) providing a reporting system with an effective whistleblower protection mechanism.

1.EXCEPTIONS
(a) 401(k) Plan. The trading restrictions of this Policy do not apply to investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) Options. The trading restrictions of this Policy do not apply to exercising stock options granted under the Company’s equity incentive plan(s) for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

1.VIOLATIONS OF INSIDER TRADING LAWS
Penalties for trading on or communicating material nonpublic information can be severe, both for the individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,479,282 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

1.INQUIRIES
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II
1.BLACKOUT PERIODS

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the 15th day of the last month of a fiscal quarter and ending at the commencement of trading on the next trading day following two full trading days after the date the Company’s financial results for that fiscal quarter are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) meet the requirements discussed under Section 11 hereof.

1.TRADING WINDOW
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day that blackout period under Section 7(a) ends and ending on the day that the next blackout period under Section 7(a) begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Section 7(b) above is imposed and will re-open the trading window once the special blackout period has ended. No Approved 10b5-1 Plan may be adopted during a Blackout Period.
1.PRE-CLEARANCE OF SECURITIES TRANSACTIONS
(a) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Section 8 above, without first pre-clearing all transactions in the Company’s securities.
(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer, by submitting a request to William Williams, bill@beninc.ai. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children, and to transactions by entities over which such person exercises control.
(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

1.PROHIBITED TRANSACTIONS
(a) Covered Persons are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b) Covered Persons, including any person’s spouse, other persons living in such person’s household, minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
(i) Short sales. Covered Persons may not sell the Company’s securities short;
(ii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iii) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(iv) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
(v) Post-Termination Transactions. This Policy and federal and state security laws continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.
(c) Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase, and vice versa. This prohibition applies to such Company Insider’s spouse, any person living in such Company Insider’s household, minor children and entities over which such Company Insider exercises control.
(d) Frequent trading of securities. Frequent trading of Company securities can create an appearance of wrongdoing even if the decision to trade was not based on material non-public information. Covered Persons are strongly discouraged from trading daily or frequently in Company securities, and trading in Company securities for short-term trading profits is highly discouraged. The Company reserves the right to request brokerage account statements to ensure compliance with the terms of this Policy.

1.TRADING PLANS
(a) Trading Plan Guidelines. From time to time, executive officers, directors and employees of the Company may enter into trading plans with respect to Company securities. This Policy requires that such trading plans comply with the requirements set forth below.
(b) Cooling-Off Periods.
If you enter into an Approved 10b5-1 Plan, you will be subject to a cooling-off period, which is the time between the adoption or modification of a trading plan and when the first trade under such plan may occur. With respect to directors and executive officers, the applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. In any event, the required cooling-off period is not to exceed 120 days following adoption or modification of the trading plan. With respect to persons other than directors or officers, the applicable cooling-off period is 30 days after the adoption or modification of the trading plan.
(c) Multiple Overlapping Plans.
You generally will be prohibited from having more than one trading plan for open market purchases or sales of the Company’s securities. You may maintain two separate trading plans for open market purchases or sales of the Company’s securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. If the first trading plan is terminated early, the first trade under the later-commencing plan, however, must not be scheduled to occur until after a cooling-off period (calculated in accordance with Section 11(b) assuming the termination date of the earlier-commencing plan were deemed to be the date of adoption of the later-commencing plan) following the termination of the earlier trading plan.
(d) Multiple Single-Use Plans.
In any 12-month period, you are limited to one “single-trade plan,” which is a trading plan designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. A trading plan will not be treated as a single-trade plan if, for example, it gives your agent discretion over whether to execute the trading plan as a single transaction, or provides that your agent’s future acts will depend on events or data not known at the time the plan is entered into and it is reasonably foreseeable at the time the trading plan is entered into that the trading plan might result in multiple trades.
(e) Good Faith Requirement.
If you enter into a trading plan, you must certify that you have acted in good faith with respect to the trading plan.
(f) Reporting Requirement.
Company Insiders must promptly report in writing to the Compliance Officer the entry, modification and termination of any trading plan that is intended to rely on Rule 10b5-1(c)(1) affirmative defense conditions or any written trading arrangement that meets the requirements of a non-Rule 10b5-1 trading arrangement along with the material terms thereof. The Company is required to report such information in its quarterly and annual reports filed with the SEC.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer.

1.ACKNOWLEDGMENT AND CERTIFICATION
All Covered Persons are required to sign the attached acknowledgment and certification.

Last updated: March 14, 2024
ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

________________________
Signature

________________________
Printed Name

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Date

APPENDIX A
EMPLOYEES TO WHOM THE INSIDER TRADING POLICY IS APPLICABLE
1 Michael Zacharski
2 William Williams
3 Paul Chang
4 Ruy Carrasco
5 James D. Henderson
6 James Richard Howard
7 Tyler J. Luck
8 Patrick O. Nunally
9 Venkata Ramana Pinnam
10 Dr. Richard S. Issacs
11 Chris Heller
12 Michael Lucas
13 Gregor Evans
14 Murray Abrams
15Dr. Hanseok Ko